Astra Announces the Results of the Completed Redemption of all Outstanding Public and Private Warrants.

ALAMEDA, California. —January 3, 2022—Astra Space, Inc. (“Astra” or the Company”) (Nasdaq: ASTR) today announced the results of the completed redemption (the “Redemption”) of all of its outstanding public warrants (the “Public Warrants”) and private warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were issued under the Warrant Agreement, dated August 4, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent. The Public Warrants were issued as part of the units sold in the Company’s initial public offering (the “Offering”). The Private Warrants were issued in private placement that was conducted simultaneously with the Offering.

On November 26, 2021, the Company issued a press release stating that it would redeem all of the Warrants that remained outstanding following 5:00 p.m. New York City time on December 27, 2021 (the “Redemption Date”), for a redemption price of $0.10 per Public Warrant (the “Redemption Price”).

In connection with the Redemption, the holders of 9,413,895 Public Warrants and 5,333,333 Private Warrants elected to receive in lieu of the Redemption Price 0.2560374 shares of of Class A Common Stock per Warrant. A total of 586,075 Public Warrants remained unexercised as of the Redemption Date and the Company redeemed the Public Warrants for an aggregate redemption price of $58,607.50.

In connection with the Redemption, the Public Warrants stopped trading on the Nasdaq Capital Market and has been delisted. The Redemption had no effect on the trading of the Company’s Class A Common Stock, which continues to trade on the Nasdaq Capital Market under the ticker symbol, “ASTR”.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of Astra’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers the one of the lowest cost-per-dedicated-orbital-launch service of any operational launch provider in the world. Astra completed its first commercial orbital launch in November 2021, making it one of the fastest U.S. companies in history to reach this milestone. Astra is based in Alameda, California, and was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit www.astra.com to learn more about Astra.

Investor Contact:

Dane Lewis

investors@astra.com

Media Contact:

Kati Dahm

kati@astra.com